EXHIBIT 99.3

MATTEL ANNOUNCES CFO TRANSITION PLAN

EL SEGUNDO, Calif., October 29, 2019 – Mattel, Inc. (NASDAQ: MAT) today announced that Chief Financial Officer Joseph J. Euteneuer will leave the Company after a transition period of up to six months. Mattel is conducting a search for its next CFO.

Ynon Kreiz, Chairman and Chief Executive Officer of Mattel, said, “Joe has been a valued member of our leadership team since joining Mattel two years ago. He has played a key role in our Structural Simplification program which is nearing completion, and made meaningful contributions to the significant progress we have made in the first phase of our strategy to restore profitability. I thank him for his commitment through the transition of the CFO role.”

Mr. Euteneuer said, “It has been a privilege to work alongside Ynon and the talented team at Mattel. I have great confidence in the Company’s ability to achieve its strategic and financial goals and believe Mattel is well-positioned to capitalize on opportunities for value creation. I am grateful for my time at the Company and look forward to continue working with the leadership and finance teams to ensure a seamless transition.

About Mattel

Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price®, Thomas & Friends® and MEGA®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:

News Media Dena Cook dena.cook@mattel.com 310-252-4247	Securities Analysts David Zbojniewicz david.zbojniewicz@mattel.com 310-252-2703

MAT-FIN MAT-CORP

1